UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 3, 2014

DURECT CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-31615	94-3297098
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10260 Bubb Road

Cupertino, CA 95014

(Address of principal executive offices) (Zip code)

(408) 777-1417

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 3, 2014, Durect Corporation (the “Company”) entered into a definitive agreement (the “Agreement”) with Impax Laboratories, Inc. (“Impax”). Pursuant to the Agreement, the Company has granted Impax an exclusive worldwide license to the Company’s proprietary TRANSDUR® transdermal delivery technology and other intellectual property to develop and commercialize ELADUR®, the Company’s investigational transdermal bupivacaine patch for the treatment of pain associated with post-herpetic neuralgia (PHN), in addition to selling certain assets and rights in and related to the product. Impax will control and fund the development and commercialization programs, and the parties will establish a joint management committee to oversee, review and coordinate the development and commercialization activities of the parties under the Agreement. Impax will reimburse the Company for certain future research and development it may be requested to conduct on the product.

In connection with the asset transfer and license, Impax agreed to pay the Company an upfront fee of $2.0 million in cash and to make contingent cash payments to the Company of up to $61.0 million payable based upon the achievement of predefined milestones, of which $31.0 million are development-based milestones and $30.0 million are commercialization-based milestones. Upon the first commercialization of ELADUR by Impax, the Company would also receive a tiered mid single-digit to low double-digit royalty on annual net product sales determined on a country-by-country basis. Impax is also required to pay to the Company a percentage of fees received in connection with any sublicense of the licensed rights. Impax may terminate the Agreement without cause at any time upon prior written notice, and either party may terminate the Agreement upon certain circumstances including written notice of a material uncured breach.

Item 8.01 Other Events

The Company issued a press release announcing this event on January 7, 2014, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description

99.1	Press release issued January 7, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DURECT Corporation

Date: January 7, 2014	By:	/s/ Matthew J. Hogan
Matthew J. Hogan
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued January 7, 2014